EXHIBIT 99

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 Jon Harris - Tel. (773) 864-6850 www.BallyFitness.com

THE MWW GROUP Public Relations Matt Messinger - Tel. (201) 507-9500 mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS TO COMMENT ON CURRENT
BUSINESS OUTLOOK

       In light of recent trading activity in the Company’s stock, Bally Total Fitness has elected to comment on its business outlook for the remainder of 2002.

       The Company believes after tax fully diluted earnings per share before non-recurring items, will range from $.35 - $.45 for each of the third and fourth quarters of 2002. Additionally, the third quarter will be impacted by a non-recurring after tax charge of $.15 per fully diluted share resulting from the settlement of litigation arising in the early 1990‘s.

       The Company also believes it has sufficient cash and available credit resources to meet its operating and committed obligations.

       The Company will hold a conference call at 3:00pm ET.

Call in number is 1-800-230-1092, Password: Bally Total Fitness.

About Bally Total Fitness.

       Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and more than 430 facilities located in 29 states and Canada under the Bally Total Fitness, Crunch Fitness, Sports Clubs of Canada, Gorilla Sports, Pinnacle Fitness and Bally Sports Club brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit www.ballyfitness.com.

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